                                                       EXHIBIT 99.1

                                                       Individual  Trustees
                                                              George Allman
                                                            W. Leslie Duffy
                                                           Richard   Melton

TEL OFFSHORE TRUST

Texas Commerce Bank, Corporate Trustee                     NEWS

                                                           RELEASE
FOR  IMMEDIATE  RELEASE

     Houston, Texas, January 22, 1996 -- TEL Offshore Trust (the "Trust") announced today that it has been advised by Chevron U.S.A. Inc.("Chevron"), the working interest owner on the Trust's Ship Shoal 182/183 property, that the F-2 delineation gas well has been drilled by Chevron on that property. Chevron has further advised the Trust that the well has been drilled to a measured depth of 10,190 feet and a true vertical depth of 7,542 feet with approximately 22 feet of pay indicated by preliminary log analysis. The completed well cost is estimated at $2.7 million ($450,000 net to the Trust.) The Trust has been advised by Chevron that Chevron expects to have well test results within the next week and that at such time rates of flow and other information should be available for release.

     In addition, Chevron has advised the Trust that it plans to drill two development oil wells on the Ship Shoal 182/183 property in May 1996. The cost of such drilling is estimated to be approximately $9.84 million ($1.64 million net to the Trust).

     In accordance with the terms of the royalty conveyance, the working interest owners are entitled to recover capital and operating expenses, including drilling expenses, before making any distributions of royalty income to the Trust. Chevron has advised the Trust that it expects the expenses of drilling the F-2 well to begin to affect Trust distributions in the first quarter of 1996. Depending on the success of the Ship Shoal 182/183 drilling program, the expenses of such drilling could have a significant impact on Trust royalty income and distributions to unitholders. The Trust intends to evaluate further information to be provided by Chevron as it becomes available.

CONTACT: DEBBIE  MILLER
         (713)   216-5712
         P.O.  Box  2558
         Houston,   Texas  77252